UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2020

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-35106

Delaware	27-5403694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York, NY	10001
(Address of principal executive offices)	(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Joshua W. Sapan

On December 11, 2020, AMC Networks Inc. (the “Company”) entered into an amended and restated employment agreement (an “Employment Agreement”) with its President and Chief Executive Officer, Joshua W. Sapan, which became effective December 11, 2020 and replaces Mr. Sapan’s existing employment agreement. The Employment Agreement provides for Mr. Sapan’s continued employment as President and Chief Executive Officer of the Company for a period of two years, beginning on January 1, 2021 through December 31, 2022.

Mr. Sapan will be provided with a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”)) and an annual target bonus opportunity equal to 200% of the annual base salary, which is subject to the discretion of the Compensation Committee. In addition, the Employment Agreement provides that Mr. Sapan’s participation in the Company’s long-term equity and other incentive programs will consist of grants of cash and/or equity awards with an annual target value of not less than $14,000,000. Mr. Sapan remains eligible for the Company’s standard benefit programs subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans. The Compensation Committee will review Mr. Sapan’s compensation package annually and may, in its sole discretion, increase his compensation as a result of such review.

In the event Mr. Sapan’s employment with the Company is terminated (i) by the Company other than for Cause (ii) by Mr. Sapan for Good Reason other than if Cause exists, (iii) due to Mr. Sapan’s death or disability or (iv) by Mr. Sapan without Good Reason, Mr. Sapan will be entitled to receive the same separation benefits as provided under his existing agreement (the “Separation Benefits”), except that Mr. Sapan’s right to receive such benefits upon his termination of employment without Good Reason during his service as President and Chief Executive Officer is contingent upon Mr. Sapan providing the Company with at least six months advance written notice of his intent to so terminate his employment and such written notice specifying an effective date of termination no sooner than January 1, 2023.

For the 2022 calendar year, either Mr. Sapan or the Company may, upon at least ninety (90) days advance written notice to the other, elect to change Mr. Sapan’s title and role to Vice Chairman, upon which transition Mr. Sapan will be provided the same compensation and benefits as described above, except (i) Mr. Sapan will not be eligible to participate in the Company’s long-term equity and other incentive programs and (ii) Mr. Sapan will be entitled to receive the Separation Benefits upon his termination of employment without Good Reason, contingent upon Mr. Sapan providing the Company with at least three months advance written notice of his intent to so terminate his employment and such written notice specifying an effective date of termination no sooner than January 1, 2022.

All other terms in the Employment Agreement are consistent with Mr. Sapan’s existing employment agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	December 11, 2020	By:	/s/ Anne G. Kelly
Anne G. Kelly
Senior Vice President and Corporate Secretary